UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

                 January 12, 2007
Date of Report (Date of earliest event reported)

                  Lincoln National Corporation
(Exact name of registrant as specified in its charter)

Indiana	1-6028	35-1140070
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1500 Market Street, West Tower, Suite 3900, Philadelphia, Pennsylvania 19102-2112
(Address of principal executive offices) (Zip Code)

(215) 448-1400
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 - Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

On January 12, 2007, Lincoln JP Holding, L.P., a wholly owned subsidiary of Lincoln National Corporation and successor to Jefferson-Pilot Corporation, called for redemption on January 15, 2007 of all of its outstanding 8.285% Junior Subordinated Deferrable Interest Debentures, Series B due 2046 (the “Junior Subordinated Debentures”), which are held by Jefferson-Pilot Capital Trust B. As a result, all of the outstanding 8.285% Capital Securities, Series B and 8.285% Common Securities of Jefferson-Pilot Capital Trust B will be redeemed on March 1, 2007. The redemption price for the Capital Securities, Series B will be $1,041.43 per security, for a total principal amount of $104,143,000, plus any accrued distributions through the redemption date.

The aggregate principal amount of the Junior Subordinated Debentures to be redeemed is $107,364,142.90, plus accrued interest thereon through the redemption date. The Junior Subordinated Debentures were originally issued on March 11, 1997 and, in accordance with their terms, are subject to optional redemption by Lincoln JP Holdings on or after March 1, 2007. Pursuant to the terms of its Amended and Restated Trust Agreement, Jefferson-Pilot Capital Trust B is required to use the proceeds it receives from the redemption of the Junior Subordinated Debentures to redeem its 8.285% Capital Securities, Series B and 8.285% Common Securities on the same day.

For additional information, please see the press release announcing the redemption attached as Exhibit 99.1 hereto.

Item 9.01 - Financial Statements and Exhibits

(c)	Exhibits.

Exhibit 99.1	Press release dated January 12, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lincoln National Corporation

By: /s/ Frederick J. Crawford
Frederick J. Crawford
Senior Vice President and
Chief Financial Officer

Date: January 12, 2007

Exhibit Index

Exhibit 99.1	Press release dated January 12, 2007.